DTE Energy names Nicholas Akins to board of directors DETROIT, Oct. 26, 2023 — DTE Energy (NYSE: DTE) has named Nicholas K. Akins, retired Executive Chair of American Electric Power (AEP), to its board of directors, effective December 4. Akins, who recently retired from AEP after more than 40 years with the company, also served as the company’s chief executive officer from 2011 through 2022. He led AEP through a period of grid modernization and growth while transitioning the utility toward a clean energy future. Akins held various positions of increasing leadership throughout his career, beginning at the former Central and South West Corporation before it merged with AEP in 2000. In addition to his work to modernize AEP’s grid, Akins led a transformation of the workplace culture to engage employees in innovation, enhance diversity and inclusiveness and build workforce agility. “We look forward to bringing Nick with his history of grid modernization and workplace innovation to our board of directors,” Jerry Norcia, chairman and CEO of DTE Energy, said. “His knowledge and background in the industry, including nuclear expertise, make him an ideal fit for us as DTE works to build the grid of the future and provide clean and reliable energy for our communities now and in the years to come.” Akins holds a bachelor’s and a master’s from Louisiana Tech University in Ruston, La. He currently serves as chairman of the boards of Fifth Third Bancorp and OhioHealth and a former member of the boards of Edison Electric Institute (EEI) and Institute of Nuclear Power Operators. He is also a former chairman of the board of directors of EEI, Electric Power Research Institute, Global Sustainable Electricity Partnership, Nuclear Electric Insurance Limited and the Ohio Business Roundtable. About DTE Energy DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.3 million customers in Southeast Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio includes energy businesses focused on custom energy solutions, renewable energy generation, and energy marketing and trading. Through our commitment to cleaner energy, DTE Electric plans to reduce CO2 emissions by 90% and DTE Gas will plan to reduce methane emissions by more than 80% by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE Electric and Gas aspire to achieve net zero carbon emissions by 2050. DTE is committed to serving with its energy through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com/dteenergy. For further information, members of the media may call: Peter Ternes, DTE Energy, 313.235.5555 Exhibit 99.1